Exhibit 23.2

[HARRISON CONSULTING]

March 10, 2011
SeaCube Container Leasing Ltd
1 Maynard Drive
Park Ridge
New Jersey 07656
USA

Ladies and Gentlemen:

We hereby consent to the references to our name in the annual report on Form-10K for the year ended December 31, 2010 (“the Form 10-K”) and to the use of the statistical and other information supplied by us set forth in the report. We acknowledge that the Form 10-K will be incorporated by reference in the Form S-8 Registration Statement (File No. 333-170177) pertaining to SeaCube Container Leasing Ltd. 2010 Omnibus Equity Incentive Plan.

Yours faithfully
/s/ J R D Harrison
J R D Harrison
Principal